April 15, 2020

U.S. Department of Health and Human Services

200 Independence Avenue SW

Washington, DC 20201

Office of the Assistant Secretary for Preparedness and Response (ASPR) and Biomedical Advanced Research and Development Authority (BARDA):

It is our understanding that Generex Biotechnology is working with the HHS, ASPR, BARDA, and other government agencies to develop the li-Key-SARS-CoV-2 peptide vaccine with the goal to begin mass vaccination in the Fall of 2020. This will require the collection of convalescent plasma for the screening and selection of peptides to be included in the final vaccine formulation. This formulation will then be administered as part of an adaptive design protocol in a clinical trial to assess safety and immunogenicity. Concurrently, a similar clinical trial will be conducted in a special population of healthcare workers. Subsequent special population trials will be conducted in pediatric, geriatric, and immunocompromised populations.

On behalf of DiGiovanna Institute for Medical Education & Research, 1061 North Broadway, 2nd Floor. North Massapequa NY 11758-1853, please accept this letter as notice of our intent to support Generex Biotechnology and BARDA's efforts to develop the li-Key-SARSCoV-2/COVlD-19 vaccine. Although we cannot commit financial support or in-kind services, we are eager to provide clinical and laboratory expertise. As resources permit we are willing to assume Principal Investigator roles, assist in the collection of convalescent plasma, and serve as a research site for the immunogenicity, healthcare workers, and special population clinical trials. We recognize the urgent need for vaccine development and are committed to partnering with Generex Biotechnology and BARDA to make it a reality.

Signature

Name: Michael J. DiGiovanna D.O., CPI

Title: President

Affiliations: DiGiovanna Insttitute for Medical Education & Research Contact Info:

Michael J. DiGiovanna D.o., CPI

President, DiGiovanna Institute for Medical Education & Research

1061 North Broadway, 2nd Floor

North Massapequa, NY 11758-1853